EXHIBIT 99.1

Orion Energy Systems Announces Fiscal 2016
Fourth Quarter and Full Year Results

Total Q4 Revenues $18.6 million;
LED sales reach a record $13.5 million;
Fifth consecutive quarter of year-over-year gross margin expansion

MANITOWOC, Wis. - June 2, 2016 - Orion Energy Systems, Inc. (NASDAQ: OESX), a leading designer and manufacturer of high-performance, energy-efficient lighting platforms, today announced financial results for its fiscal 2016 fourth quarter and full fiscal year ended March 31, 2016.

Operating and Financial Highlights

•
Total revenue for the fiscal 2016 fourth quarter was $18.6 million, in-line with our expectations, while LED lighting product sales reached a record $13.5 million, or 76% of total lighting product revenue, which compared to 61% in the fiscal 2015 fourth quarter.

•
Gross profit for the quarter increased 55% to $4.6 million from $3.0 million in the prior year period, and gross margin for the quarter increased 950 basis points to 24.9% compared to 15.4% in the prior-year period.

•	As of March 31, 2016, Orion had a backlog of $5.6 million in lighting orders, compared to a backlog of $7.5 million in lighting orders as of December 31, 2015.

•
Orion reported a net loss for the fiscal 2016 fourth quarter of $10.9 million, or $0.39 per share, compared to net loss of $4.7 million, or $0.19 per share, in the prior-year period. The net loss for the fiscal fourth quarter 2016 included a goodwill impairment charge of $4.4 million, an impairment loss of $1.6 million on assets held for sale relating to the sale and leaseback of Orion’s manufacturing facility, and the recognition of a loss contingency and associated expenses of $1.8 million, all which resulted in a total impact to the net loss for the quarter of $7.8 million, or $0.28 per share.

“Fiscal 2016 was a successful year for us in many ways. We launched numerous state-of-the-art, breakthrough products aimed at improving margin and positioning us to capture greater market share. Our LED lighting product sales reached record levels, we enhanced our sales structure, and significantly expanded our addressable market,” commented John Scribante, Chief Executive Officer. “Furthermore, from a profitability standpoint, we made solid progress as well. We delivered five consecutive quarters of year-over-year margin expansion, and are within close reach of generating positive EBITDA. In spite of the challenging macro-economic headwinds we encountered, we further executed on the strategy we laid out during this time last year.”

“As we enter fiscal 2017, I believe we have never been better positioned. The secular shift from fluorescent to LED lighting and increasingly diversified applications of our innovative products across sectors will enable us to capitalize on the significant market opportunity ahead of us. We are committed to delivering profitable growth and healthy returns on our investors’ capital,” Scribante said.

Financial Results Review

Fiscal 2016 Fourth Quarter

Revenue: Total revenue for the fiscal 2016 fourth quarter was $18.6 million, compared to $19.4 million of revenue in the prior-year period. Total lighting product sales for the fiscal 2016 fourth quarter were $17.7 million, a 2.3% increase compared to $17.3 million in the prior-year period. Strong customer response to Orion’s next generation LED high-bay product offering was offset somewhat during the quarter by tempered demand in the industrial sector as a result of macro-economic uncertainty.

LED Lighting Revenue: LED lighting product sales were $13.5 million in the fiscal 2016 fourth quarter compared to $10.4 million in the prior-year period, reflecting 76% of total lighting product revenue compared to 61% in the fiscal 2015 fourth quarter.

Gross Margin: The fiscal 2016 fourth quarter gross margin was 24.9% compared to 15.4% in the prior-year period, reflecting a 950 basis point improvement. The gross margin was positively impacted by a reduction in LED component costs, an improvement in manufacturing expenses, and a mix shift to higher margin products.

Net Loss: Orion reported a net loss for the fiscal 2016 fourth quarter of $10.9 million, or $0.39 per share, compared to net loss of $4.7 million, or $0.19 per share, in the prior-year period. The net loss for the fiscal fourth quarter 2016 included a goodwill impairment charge of $4.4 million, an impairment loss of $1.6 million on assets held for sale relating to the sale and leaseback of Orion’s manufacturing facility, and the recognition of a loss contingency and associated expenses of $1.8 million, all which resulted in a total impact to the net loss for the quarter of $7.8 million, or $0.28 per share.

Full-Year Fiscal 2016

Revenue: Total revenue was $67.6 million for fiscal 2016, a 6.3% decrease compared to $72.2 million in fiscal 2015. Total lighting product sales for fiscal 2016 were $64.0 million, a 2.8% decrease compared to $65.9 million in the prior-year period.

LED Lighting Revenue: LED lighting product sales were $45.7 million in fiscal 2016 compared to $30.8 million in fiscal 2015, reflecting 71% of total lighting product revenue compared to 48% in fiscal 2015.

Gross Margin: Gross margin was 23.7% for fiscal 2016 compared to (1.6)% in fiscal 2015. Fiscal 2015 gross margin included a non-cash impairment charge of approximately $12.1 million, which negatively impacted the gross margin by 1,680 basis points. Gross margin for fiscal 2015 excluding the impairment charge would have been 15.2%.

Net Loss: Orion reported a net loss for fiscal 2016 of $20.1 million, or $0.73 per share, compared to a net loss of $32.1 million, or $1.43 per share, in fiscal 2015. The net loss for the full fiscal year 2016 included a goodwill impairment charge of $4.4 million, an impairment loss of $1.6 million on assets held for sale relating to the sale and leaseback of Orion’s manufacturing facility, and the recognition of a loss contingency and associated expenses of $1.8 million, which resulted in a total impact to the net loss for fiscal 2016 of $7.8 million, or $0.28 per share.

Balance Sheet Review

Cash and Borrowings: Orion had $15.5 million in cash and cash equivalents as of March 31, 2016, compared to $20.0 million at March 31, 2015. As of March 31, 2016, Orion had $3.7 million in borrowings outstanding on its line of credit.

Net Working Capital: Orion’s net working capital as of March 31, 2016 was $31.8 million compared to $36.7 million at March 31, 2015.

Net Cash from Operations: Orion reported cash flows used in operating activities of $0.1 million during the fiscal 2016 fourth quarter, and a use of $3.4 million for fiscal 2016. This compares to a use of cash flows from operating activities of $2.2 million in the fiscal 2015 fourth quarter and a use of $12.8 million for fiscal 2015.

Total Debt: Orion’s total debt was $4.8 million at March 31, 2016, compared to $5.1 million at March 31, 2015.

Management Outlook for Fiscal Year 2017

Mr. Scribante continued, “While we are still facing macro-economic headwinds that may impact our business, our sales channel strategy, coupled with a robust pipeline and sales momentum gives us confidence that we can generate a minimum of $80 million in sales in fiscal 2017. We also expect gross margin expansion leading to just over 30% by the end of fiscal Q4 2017. This should lead to positive trends in both EPS and EBITDA,” concluded Scribante.

Conference Call
Orion will discuss these results in a conference call on June 2, 2016, at 4:30 p.m. ET.

The dial-in numbers are:
U.S. callers:             (877) 754-5294
International callers:         (678) 894-3013

Orion will be utilizing an accompanying slideshow presentation in conjunction with this call, which will be available on the Investor Relations section of Orion’s website at www.orionlighting.com.

To listen to the live webcast, go to the Investor Relations section of Orion Energy Systems’ website at http://investor.oriones.com/events.cfm for a live webcast link. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through June 10, 2016. The replay can be accessed by dialing (855) 859-2056. The replay pass code for callers is 25608331.

About Orion Energy Systems
Orion is leading the transformation of commercial and industrial buildings with state-of-the-art energy efficient lighting systems and retrofit lighting solutions. Orion manufactures and markets a cutting edge portfolio of products encompassing LED Solid-State Lighting and high intensity fluorescent lighting. Many of Orion's nearly 100 granted patents and pending patent applications relate to lighting systems that provide exceptional optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of customers in the retrofit markets.

Safe Harbor Statement
Certain matters discussed in this press release, including under our “Management Outlook For Fiscal Year 2017,”hare "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to achieve our expected revenue, gross margin and EBITDA objectives in fiscal 2017 and beyond; (ii) our ability to achieve and sustain profitability and positive cash flows; (iii) the availability of additional debt financing and/or equity capital; (iv) our levels of cash and our limited borrowing capacity under our bank line of credit; (v) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new light emitting diode product lines; (vi) deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services; (vii) our ability to compete and execute our strategy in a highly competitive market and our ability to respond successfully to market competition; (viii) our ability to successfully implement our strategy of focusing on lighting solutions using new LED technologies in lieu of traditional HIF lighting upon which our business has historically relied; (ix) our ability to effectively manage the growth of our business; (x) adverse developments with respect to litigation and other legal matters that we are subject to; (xi) our failure to comply with the covenants in our revolving credit agreement; (xii) increasing duration of customer sales cycles; (xiii) fluctuating quarterly results of operations as we focus on new LED technologies; (xiv) the market acceptance of our products and services; (xv) our ability to recruit and hire sales talent to increase our in-market sales and our ability to pursue an expanded third-party sales channel through distribution and sales agents; (xvi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (xvii) loss of one or more key customers or suppliers, including key contacts at such customers; (xviii) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xix) a reduction in the price of electricity; (xx) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xxi) increased competition from government subsidies and utility incentive programs; (xxii) potential warranty claims; and (xxiii) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of the Company's Web site.

Investor Relations Contacts:
Bill Hull
Chief Financial Officer
Orion Energy Systems, Inc.
(312) 660-3575

Victoria Sivrais
Clermont Partners
(312) 690-6004
vsivrais@clermontpartners.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands, except share and per share data)

	UNAUDITED		UNAUDITED

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2016	2015	2016	2015
Product revenue	$18,025	$17,347	$64,897	$65,881
Service revenue	551	2,020	2,746	6,329
Total revenue	18,576	19,367	67,643	72,210
Cost of product revenue	13,642	14,876	49,630	68,388
Cost of service revenue	315	1,508	2,015	4,959
Total cost of revenue	13,957	16,384	51,645	73,347
Gross (loss) profit	4,619	2,983	15,998	(1,137)
Operating expenses:
General and administrative	5,751	3,604	16,613	14,908
Goodwill and long lived asset impairment	6,023	—	6,023	—
Acquisition and integration related expenses	—	23	274	47
Sales and marketing	3,231	3,274	11,343	13,290
Research and development	424	680	1,667	2,554
Total operating expenses	15,429	7,581	35,920	30,799
Loss from operations	(10,810)	(4,598)	(19,922)	(31,936)
Other income (expense):
Interest expense	(74)	(141)	(297)	(376)
Interest income	21	54	128	300
Total other income (expense)	(53)	(87)	(169)	(76)
Loss before income tax	(10,863)	(4,685)	(20,091)	(32,012)
Income tax expense (benefit)	8	8	36	49
Net loss and comprehensive loss	$(10,871)	$(4,693)	$(20,127)	$(32,061)
Basic net loss per share attributable to common shareholders	$(0.39)	$(0.19)	$(0.73)	$(1.43)
Weighted-average common shares outstanding	27,758,859	24,071,357	27,627,693	22,353,419
Diluted net loss per share	$(0.39)	$(0.19)	$(0.73)	$(1.43)
Weighted-average common shares and share equivalents outstanding	27,758,859	24,071,357	27,627,693	22,353,419

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	UNAUDITED

	March 31,
	2016	2015
Assets
Cash and cash equivalents	$15,542	$20,002
Accounts receivable, net	10,889	18,263
Inventories, net	17,024	14,283
Deferred contract costs	36	90
Prepaid expenses and other current assets	5,038	2,407
Asset held for sale	2,600	—
Total current assets	51,129	55,045
Property and equipment, net	14,405	21,223
Goodwill	—	4,409
Other intangible assets, net	5,048	6,335
Long-term accounts receivable	108	426
Other long-term assets	185	367
Total assets	$70,875	$87,805
Liabilities and Shareholders’ Equity
Accounts payable	$11,716	$11,003
Accrued expenses and other	6,588	5,197
Deferred revenue, current	241	287
Current maturities of long-term debt	747	1,832
Total current liabilities	19,292	18,319
Revolving credit facility	3,719	2,500
Long-term debt, less current maturities	302	722
Deferred revenue, long-term	1,022	1,231
Other long-term liabilities	558	522
Total liabilities	24,893	23,294
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 shares at March 31, 2016 and 2015; no shares issued and outstanding at March 31, 2016 and 2015	—	—
Common stock, no par value: Shares authorized: 200,000,000 at March 31, 2016 and 2015; shares issued: 37,192,559 and 36,837,864 at March 31, 2016 and 2015; shares outstanding: 27,767,138 and 27,421,533 at March 31, 2016 and 2015	—	—
Additional paid-in capital	152,140	150,516
Treasury stock: 9,425,421 and 9,416,331 common shares at March 31, 2016 and 2015	(36,075)	(36,049)
Shareholder notes receivable	(4)	(4)
Retained deficit	(70,079)	(49,952)
Total shareholders’ equity	45,982	64,511
Total liabilities and shareholders’ equity	$70,875	$87,805

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in thousands)

	UNAUDITED

	Fiscal Year Ended March 31,
	2016	2015	2014
Operating activities
Net loss	$(20,127)	$(32,061)	$(6,199)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,950	2,853	3,798
Amortization	1,328	1,460	740
Stock-based compensation expense	1,462	1,499	1,593
Accretion of fair value on contingent consideration	—	—	11
Deferred income tax benefit	—	—	(2,123)
Impairment on assets	6,023	12,130	—
Loss (gain) on sale of property and equipment	75	(21)	1,733
Provision for inventory reserves	509	361	1,995
Provision for bad debts	575	285	174
Other	144	132	129
Changes in operating assets and liabilities, net of changes from acquisitions:
Accounts receivable, current and long-term	7,116	(1,909)	8,395
Inventories, current and long-term	(3,249)	(2,356)	3,962
Deferred contract costs	54	651	1,376
Prepaid expenses and other current assets	(2,560)	1,261	(1,072)
Accounts payable	(254)	2,475	(762)
Accrued expenses and other	713	838	(1,575)
Deferred revenue, current and long-term	1,803	(410)	(2,274)
Net cash provided by (used in) operating activities	(3,438)	(12,812)	9,901
Investing activities
Cash paid for acquisition, net of cash acquired	—	—	(4,992)
Purchase of property and equipment	(420)	(2,006)	(410)
Purchase of short-term investments	—	(2)	(4)
Sale of short-term investments	—	472	555
Additions to patents and licenses	(7)	(234)	(43)
Proceeds from sales of property, plant and equipment	—	1,040	80
Net cash used in investing activities	(427)	(730)	(4,814)
Financing activities
Payment of long-term debt	(1,882)	(4,494)	(3,229)
Proceeds from revolving credit facility	65,767	2,500	—
Payments of revolving credit facility	(64,549)	—	—
Proceeds from long-term debt	—	446	—
Proceeds from repayment of shareholder notes	—	46	215
Proceeds from issuance of common stock, net of issuance costs	(1)	17,465	—
Repurchase of common stock into treasury	(33)	—	—
Excess tax benefits from stock-based compensation	—	—	13
Deferred financing costs	—	(406)	(19)
Net proceeds from exercise of warrants and employee stock options	103	419	1,125
Net cash (used in) provided by financing activities	(595)	15,976	(1,895)
Net increase (decrease) in cash and cash equivalents	(4,460)	2,434	3,192
Cash and cash equivalents at beginning of period	20,002	17,568	14,376
Cash and cash equivalents at end of period	$15,542	$20,002	$17,568